CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 811-22428 on Form N-1A of our report dated September 9, 2010, relating to the statement of assets and liabilities of Cushing MLP Funds Trust, including The Cushing MLP Premier Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the heading "Independent Registered Public Accounting Firm" in the Prospectus and Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
DALLAS, TEXAS
October 5, 2010